Exhibit 99.2
Fastly Announces Fourth Quarter and Full Year 2020 Financial Results

SAN FRANCISCO, February 17, 2021 — Fastly, Inc. (NYSE: FSLY), provider of an edge cloud platform, today posted its financial results for the fourth quarter and full year 2020 in its shareholder letter on the Investor Relations section of its website at https://investors.fastly.com.

“We had a strong finish to 2020, delivering total full year revenue of $291 million, up 45% year-over-year,” said Joshua Bixby, CEO of Fastly. “As we continue to execute on our vision of providing a complete edge cloud solution, we look forward to continuing to empower developers and builders as the digital transformation continues to accelerate. The demand for a modern, fast platform that is secure, scalable, and high-performing is top-of-mind for every organization. We’re excited to further our momentum to meet that need.”

Fastly management will host a live Q&A session today at 2:00 p.m. PT / 5:00 p.m. ET to discuss financial results and outlook.
Fastly Fourth Quarter 2020 Q&A Session
When: Wednesday, February 17, 2021
Time: 2:00 p.m. PT / 5:00 pm ET
Conference ID: 8627545
Live Call: (833) 968-2077 (US/Canada) or (236) 714-2139 (International)
Webcast: https://investors.fastly.com

About Fastly
Fastly helps people stay better connected with the things they love. Fastly’s edge cloud platform enables customers to create great digital experiences quickly, securely, and reliably by processing, serving, and securing our customers’ applications as close to their end-users as possible — at the edge of the internet. Fastly’s platform is designed to take advantage of the modern internet, to be programmable, and to support agile software development with unmatched visibility and minimal latency, empowering developers to innovate with both performance and security. Fastly’s customers include many of the world’s most prominent companies, including Pinterest, The New York Times, and GitHub.

This press release contains “forward-looking” statements that are based on our beliefs and assumptions and on information currently available to us on the date of this press release. Forward-looking statements may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from those expressed or implied by the forward-looking statements. These statements include, but are not limited to, statements regarding our future financial and operating performance, including our outlook and guidance, the demand for our platform, our ability to meet the demand for our platform, and our ability to deliver on our long-term strategy. Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Important factors that could cause our actual results to differ materially are detailed from time to time in the reports Fastly files with the Securities and Exchange Commission (SEC), including in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020. Additional information will also be set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Copies of reports filed with the SEC are posted on Fastly’s website and are available from Fastly without charge.

Source: Fastly, Inc.

Investor Contact:
ir@fastly.com

Media Contact:
press@fastly.com